As Filed with the Securities and Exchange Commission on February 10, 2006
                                                Registration Number ____________
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             NOVA BIOGENETICS, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                            04-3656653
            --------                                            ----------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                               8601 Dunwoody Place
                                    Suite 338
                             Atlanta, Georgia 30350
                            Telephone: (770) 650-6508
                            -------------------------
                    (Address of principal executive offices)

                             Nova Biogenetics, Inc.
                      2006 Broadly Based Stock Option Plan
                      ------------------------------------
                            (Full title of the Plan)

                               Gary B. Wolff, P.C.
                                805 Third Avenue
                            New York, New York 10022
                            Telephone: (212) 644-6446
                            -------------------------
           (Name, address and telephone number of agent for service.)

                       CALCULATION OF REGISTRATION FEE (1)
================================================================================
                                       Proposed      Proposed
                                        maximum       maximum
     Title of                          offering      aggregate      Amount of
 Securities to be     Amount to be     price per     offering      registration
    Registered         registered        share         price           fee
 ----------------     ------------     ---------     ---------     ------------
 Common Stock
 $.0001 par value      2,000,000         $.44        $ 880,000       $ 94.16
____________________
(1) Registration fee has been calculated pursuant to Rule 457 and is based upon the closing bid price of $.44 as of February 8, 2006.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.
          ------------------------------------------------

          The following documents are incorporated by reference in the registration statement:

          a. The registrant's latest annual reports on Form 10-KSB for fiscal years ended June 30, 2005, as filed on October 13, 2005, and 10-KSB/A1 for fiscal year ended June 30, 2004 as filed December 15, 2005;

          b. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the year covered by the Form 10-KSB referred to in (a) above; and

          c.   Not Applicable.

          All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.
          --------------------------

          The total number of shares authorized which the corporation has the authority to issue is Fifty Million (50,000,000) shares, all of which Fifty Million (50,000,000) shares are Common Stock, $.0001 par value per share without cumulative voting rights and without any preemptive rights.

Item 5.   Interest of Named Experts and Counsel.
          --------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------

          Section 145 of the Delaware Business Corporation Law contains provisions relating to the indemnification of officers and directors. Additionally, Articles "Ninth" and "Eleventh" of the Registrant's Articles of Incorporation reads as follows:

"NINTH": The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

and

"ELEVENTH": No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or
(iv) for any transaction from which the Director derived an improper personal benefit."

Item 7.   Exemption from Registration Claimed.
          ------------------------------------

          Not applicable.

Item 8.   Exhibits.
          ---------

          The exhibits to the Registration Statement are listed in the Exhibit Index. elsewhere herein.

Item 9.   Undertakings.
          -------------

          The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

          "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on January 30, 2006.


                                       Nova Biogenetics, Inc.

                                       /s/ Kevin Smith
                                       ---------------
                                       By: Kevin Smith
                                           President and Chief Executive Officer


Name                                                  Date

/s/ Kevin Smith                                       January 30, 2006
---------------
Kevin Smith
President, Chief Executive Officer
and Director

/s/ Bradley Smith                                     January 31, 2006
-----------------
Bradley Smith
Secretary

/s/ William Crook                                     February 9, 2006
-----------------
William Crook
Managing Director of Europe

                                                              Page in Sequential
Exhibit Index.                                                Number system

1.       Not Applicable
2.       Not Applicable
3.       Not Applicable
4.       Instrument defining the rights of security holders -
         2006 Broadly Based Stock Option Plan..........................8
5.       Consent and Opinion of Gary B. Wolff, P.C.,
         805 Third Avenue, New York, New York 10022
         regarding legality of securities registered under
         this Registration............................................18
6.       Not Applicable
7.       Not Applicable
8.       Not Applicable
9.       Not Applicable
10.      Not Applicable
11.      Not Applicable
12.      Not Applicable
13.      Not Applicable
14.      Not Applicable
15.      Not Applicable
16.      Not Applicable
17.      Not Applicable
18.      Not Applicable
19.      Not Applicable
20.      Not Applicable
21.      Not Applicable
22.      Not Applicable
23.      Consent of Bouwhuis, Morrill & Company
         Certified Public Accountants for the Company for
         years ended June 30, 2005 and June 30, 2004 .................19
24.      Not Applicable
25.      Not Applicable
26.      Not Applicable
27.      Not Applicable
99.      Prospectus dated January 7, 2006.............................20